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                                                                 Exhibit A


                               STOCK PURCHASE AGREEMENT

     This Agreement is made as of December 6, 2001, by and between NORWEST EQUITY PARTNERS V, LP (the "Seller") and Johan H. Magnusson (the "Purchaser").

     1. The Seller hereby agrees to sell and the Purchaser hereby agrees to buy one hundred sixty-six thousand six hundred sixty-seven (166,667) shares of Common Stock (the "Shares") of WORKGROUP TECHNOLOGY CORP. (the "Company") at a purchase price of forty-eight cents ($0.48) per share for an aggregate purchase price of eighty thousand dollars and sixteen cents ($80,000.16) (the "Purchase Price").

     2. The payment by the Purchase to the Seller of the Purchase Price shall be made in cash or certified check within two business days of the date of this Agreement. Upon receipt of the Purchase Price, the Seller shall deliver certificate(s) representing the Shares to the Purchaser.

     3.  The Seller hereby represents and warrants as follows:

         (a) The Seller holds and hereby conveys good title to the Shares free and clear of any liens, claims or restrictions;

         (b) All consents, approvals, orders or authorizations on the part of the Seller required in connection with the sale and transfer of the Shares have been made; and

         (c) Other than as set forth in Sections 3(a) and 3(b), the Seller does not provide any other representation, warranty or guaranty whatsoever.

     4.  The Purchaser represents and warrants as follows:

         (a) The Purchaser is purchasing the Shares for his own account for investment purposes only and not with a view to, or for resale in connection with, any "distribution" for purposes of federal securities laws;

         (b) The Purchaser understands that the Shares have not been registered under the federal securities laws and are transferable only pursuant to an exemption therefrom;

         (c) The Purchaser is aware of the Company's business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to buy the Shares; and

         (d) The Purchaser is making his decision based on his own knowledge of the Company and not upon any representations of the Seller.

     5. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the parties. This Agreement constitutes the full, complete and final agreement of the parties and supersedes all prior agreements, written or oral, with respect to the subject matter herein. This Agreement may be executed in counterparts, each of which shall be deemed an original but which all together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase
Agreement as of the date first written above.

THE SELLER:                               THE PURCHASER:


NORWEST EQUITY PARTNERS V, LP
   By: Itasca VC Partners V, LLP


By: /s/ Kurt Betcher                      /s/ Johan Magnusson
    ----------------------------          ---------------------------------
    Kurt Betcher                          Johan Magnusson
    Chief Financial Officer               12/7/2001